Form of

                              BACK BAY FUNDS, INC.
                                  (the "Fund")

                             TOTAL RETURN BOND FUND
                                (the "Portfolio")


                 Distribution and Service Plan Pursuant to Rule
                 12b-1 Under the Investment Company Act of 1940


                  The Distribution and Service Plan (the "Plan") is adopted by Back Bay Funds, Inc. (the "Fund") on behalf of the Portfolio in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

                                    The Plan

                  1. The Fund, on behalf of the Portfolio and the Distributor, has entered into a Distribution Agreement, in a form satisfactory to the Fund's Board of Directors, under which the Distributor will act as distributor of the Portfolio's shares. Pursuant to the Distribution Agreement, the Distributor, as agent of the Fund, will solicit orders for the purchase of the Portfolio's shares, provided that any subscriptions and orders for the purchase of the Portfolio's shares will not be binding on the Portfolio until accepted by the Fund as principal.

                  2. The Fund, on behalf of the Portfolio and the Distributor have entered into a Shareholder Servicing Agreement with respect to the Class B and C shares of the Fund, in a form satisfactory to the Fund's Board of Directors, which provides that the Distributor will be paid a service fee for providing or

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for arranging for others to provide all personal shareholder servicing and related maintenance of shareholder account functions not performed by us or our transfer agent.

                  3. The Manager may make payments from time to time from its own resources, which may include the management fees and administrative services fees received by the Manager from the Fund and from other companies, and past profits for the following purposes:

                  (i) to pay the costs of, and to compensate others, including organizations whose customers or clients are Class B or C Fund Shareholders ("Participating Organizations"), for performing personal shareholder servicing and related maintenance of shareholder account functions on behalf of the Portfolio;

                  (ii) to compensate Participating Organizations for providing assistance in distributing the Portfolio's Class B and C Shares; and

                  (iii) to pay the cost of the preparation and printing of brochures and other promotional materials, mailings to prospective shareholders, advertising, and other promotional activities, including salaries and/or commissions of sales personnel of the Distributor and other persons, in connection with the distribution of the Portfolio's Class B and C shares.

The Distributor may also make payments from time to time from its own resources, which may include the service fee and past profits

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for the purpose enumerated in (i) above. Further, the Distributor may determine the amount of such payments made pursuant to the Plan, provided that such payments will not increase the amount which the Portfolio is required to pay to
(1) the Manager for any fiscal year under the Investment Management Contract, the Administrator for the Administrative Services Agreement in effect for that year or otherwise or (3) to the Distributor under the Shareholder Servicing Agreements (with respect to the Class B and C shares) in effect for that year or otherwise. The Investment Management Contract will also require the Manager to reimburse the Portfolio for any amounts by which the Fund's annual operating expenses, including distribution expenses, exceed in the aggregate in any fiscal year the limits prescribed by any state in which the Fund's shares are qualified for sale.

                  4. The Portfolio will pay for (i) telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by the Distributor and Participating Organizations in carrying out its obligations under the Shareholder Servicing Agreement with respect to the Class B and Class C shares of the Portfolio and (ii) preparing, printing and delivering the Portfolio's prospectus to existing shareholders of the Portfolio and preparing and printing subscription application forms for shareholder accounts.

                  5. Payments by the Distributor or Manager to Participating Organizations as set forth herein are subject to

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compliance by them with the terms of written agreements in a form satisfactory to the Fund's Board of Directors to be entered into between the Distributor and the Participating Organizations.

                  6. The Portfolio and the Distributor will prepare and furnish to the Fund's Board of Directors, at least quarterly, written reports setting forth all amounts expended for servicing and distribution purposes by the Portfolio, the Distributor and the Manager, pursuant to the Plan and identifying the servicing and distribution activities for which such expenditures were made.

                  7. The Plan became effective upon approval by (i) a majority of the outstanding voting securities of the Portfolio (as defined in the Act), and (ii) a majority of the Board of Directors of the Portfolio, including a majority of the Directors who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

                  8. The Plan will remain in effect until ___________ __, 1998 unless earlier terminated in accordance with its terms, and thereafter may continue in effect for successive annual periods if approved each year in the manner described in clause (ii) of paragraph 7 hereof.

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                  9. The Plan may be amended at any time with the approval of the Board of Directors of the Fund, provided that (i) any material amendments of the terms of the Plan will be effective only upon approval as provided in clause
(ii) of paragraph 7 hereof, and (ii) any amendment which increases materially the amount which may be spent by the Fund pursuant to the Plan will be effective only upon the additional approval as provided in clause (i) of paragraph 7 hereof (with each Class of the Fund voting separately).

                  10. The Plan may be terminated without penalty at any time (i) by a vote of the majority of the entire Board of Directors of the Fund and by a vote of a majority of the Directors of the Fund who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or (ii) by a vote of a majority of the outstanding voting securities of the Portfolio (with each Class of the Fund voting separately) (as defined in the Act).

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